Exhibit 10.3(b)

FIRST AMENDMENT TO
THE CENTURYTEL, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
2000 RESTATEMENT

This First Amendment to the CenturyTel, Inc. Supplemental Executive Retirement Plan 2000 Restatement ("Plan") is effective November 17, 2005.

WHEREAS, Article XVIII permits the Board to amend the Plan; and

WHEREAS, at its meeting on November 17, 2005, the Board approved a recommendation from the Compensation Committee that the Plan be amended to reduce a Participant's accrued benefit by the amount he elected to have transferred to the CenturyTel, Inc. Retirement Plan, if any; and

WHEREAS, Proposed Treasury Regulation §1.409A-3(h)(3) permits the amount deferred under a nonqualified plan to be determined as an amount offset by some or all of the benefits provided under a qualified employer plan; and

WHEREAS, the executive officers of the Company were authorized and directed by the Board to prepare and execute the Amendments to the various Plans and Trusts and to take all such other actions as they deem necessary and proper to carry out the recommendations approved in the resolution.

NOW, THEREFORE, the Plan is amended effective November 17, 2005 as follows:

I.

Amend Section 5.01 to read as follows:

5.01 Except as provided in Section 3.03, the monthly retirement benefit payable to a Participant on his Normal Retirement Date shall be equal to (a) plus (b) less (c) less (d), where:

II.

Add Section 5.01(d) to read as follows:

(d) the benefit provided under section 6.01(a)(iv) of the CenturyTel, Inc. Retirement Plan.

III.

Add the following sentence to the end of Section 5.03:

The 3% annual increase will be calculated without regard to Section 5.01(d).

IV.

Add the following at the end of Section 7.03:

An active Participant’s early retirement benefit shall be equal to his Accrued Benefit payable at his Normal Retirement Date under Section 5.01(a), 5.01(b) and 5.01(c) reduced for early retirement according to Section 7.04, 7.05, 7.06 or 7.07, less the benefit payable under Section 6.01(a)(iv) of the CenturyTel, Inc. Retirement Plan reduced according to Section 6.2 of the CenturyTel, Inc. Retirement Plan. A terminated Participant’s early retirement benefit shall be equal to his Accrued Benefit payable at his Normal Retirement Date under Section 5.01(a), 5.01(b) and 5.01(c) reduced for early retirement according to Section 7.04, 7.05, 7.06 or 7.07, less the benefit payable under Section 6.01(a)(iv) of the CenturyTel, Inc. Retirement Plan reduced according to Section 6.6 of the CenturyTel, Inc. Retirement Plan.

V.

Amend Section 9.02 to read as follows:

9.02 The monthly death benefit payable under Section 9.01 to the beneficiary of a Participant shall be equal to (a) plus (b) less (c), where:

VI.

Add Section 9.02(c) to read as follows:

(c) The death benefit attributable to Section 6.01(a)(iv) of the CenturyTel, Inc. Retirement Plan.

IN WITNESS WHEREOF, CenturyTel has executed this Amendment on this 29th day of December, 2005.

CENTURYTEL, INC.
By: /s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr., Executive Vice-President and Chief Financial Officer